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                                                                    EXHIBIT 99.1

Global Crossing Ltd. Announces 2 for 1 Stock Split

HAMILTON, Bermuda, February 3, 1999 -- Global Crossing Ltd. (Nasdaq, BSX: GBLX), the owner and operator of the world's first independent global fiber optic network, today announced that its Board of Directors has declared a two-for-one split of the Company's common stock in the form of a stock dividend.

On March 9, 1999, each stockholder will receive one additional share for each share owned on the record date of February 16, 1999. Following the March 9th distribution of the stock dividend, Global Crossing will have approximately 411 million shares outstanding.

About Global Crossing
Global Crossing is building and operating the world's first independent global fiber optic network. Global Crossing's operations are headquartered in Hamilton, Bermuda, with holding company headquarters in Los Angeles, and offices in Morristown, New Jersey; San Francisco; Miami; London; Amsterdam; and Buenos Aires.
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Statements made in this press release that state the Company's or management intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's filings with the U.S. Securities and Exchange Commission (SEC). Copies of these filings may be obtained by contacting the Company or the SEC.

Investors and analysts may contact: Jenson Chow 310/385-5270 or 310/385-5283 E-mail: jchow@globalcrossing.com Reporters and editors may contact:
Tom Goff 310/385-5231 E-mail: tgoff@globalcrossing.com

FOR MORE INFORMATION ABOUT GLOBAL CROSSING, VISIT OUR WEBSITE:

www.globalcrossing.bm